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                           LOAN AND SECURITY AGREEMENT

                                 by and between

                            COMPUTRON SOFTWARE, INC.

                                       and

                          FOOTHILL CAPITAL CORPORATION

                           Dated as of March 31, 1998

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                                TABLE OF CONTENTS

                                                                            Page


1.   DEFINITIONS AND CONSTRUCTION..........................................1
      1.1   Definitions....................................................1
      1.2   Accounting Terms...............................................15
      1.3   Code...........................................................15
      1.4   Construction...................................................15
      1.5   Schedules and Exhibits.........................................16

2.   LOAN AND TERMS OF PAYMENT.............................................16
      2.1   Revolving Advances.............................................16
      2.2   Letters of Credit..............................................17
      2.3   Term Loan......................................................19
      2.4   RESERVED.......................................................20
      2.5   Overadvances...................................................20
      2.6   Interest and Letter of Credit Fees:  Rates, Payments,
            and Calculations...............................................21
      2.7   Collection of Accounts.........................................23
      2.8   Crediting Payments; Application of Collections.................23
      2.9   Designated Account.............................................24
      2.10  Maintenance of Loan Account; Statements of
            Obligations....................................................24
      2.11  Fees...........................................................24
      2.12  Eurodollar Rate Loans..........................................25
      2.13  Illegality.....................................................26
      2.14  Requirements of Law............................................27
      2.15  Indemnity......................................................28
      2.16  Repayments.....................................................29

3.   CONDITIONS; TERM OF AGREEMENT.........................................29
      3.1   Conditions Precedent to the Initial Term Loan..................29
      3.2   Conditions Precedent to all Advances and all Letters
            of Credit and the Term Loans...................................31
      3.3   Conditions Subsequent..........................................31
      3.4   Term; Automatic Renewal........................................32
      3.5   Effect of Termination..........................................33
      3.6   Early Termination by Borrower; Term Loan Prepayment............33
      3.7   Termination Upon Event of Default..............................33

4.   CREATION OF SECURITY INTEREST.........................................34
      4.1   Grant of Security Interest.....................................34
      4.2   Negotiable Collateral..........................................34


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      4.3   Collection of Accounts, General Intangibles, and
            Negotiable Collateral..........................................34
      4.4   Delivery of Additional Documentation Required..................34
      4.5   Power of Attorney..............................................34
      4.6   Right to Inspect...............................................35

5.   REPRESENTATIONS AND WARRANTIES........................................35
      5.1   No Encumbrances................................................35
      5.2   Eligible Accounts..............................................35
      5.3   RESERVED.......................................................36
      5.4   Equipment......................................................36
      5.5   Location of Equipment..........................................36
      5.6   RESERVED.......................................................36
      5.7   Location of Chief Executive Office; FEIN.......................36
      5.8   Due Organization and Qualification; Subsidiaries...............36
      5.9   Due Authorization; No Conflict.................................37
      5.10  Litigation.....................................................37
      5.11  No Material Adverse Change.....................................37
      5.12  Solvency.......................................................38
      5.13  Employee Benefits..............................................38
      5.14  Environmental Condition........................................38
      5.15  Intellectual Property..........................................38
      5.16  Year 2000 Compliance...........................................39
      5.17  Copyrights.....................................................39

6.   AFFIRMATIVE COVENANTS.................................................39
      6.1   Accounting System..............................................39
      6.2   Collateral Reporting...........................................39
      6.3   Financial Statements, Reports, Certificates....................40
      6.4   Tax Returns....................................................41
      6.5   Guarantor Reports..............................................41
      6.6   Returns........................................................41
      6.7   Title to Equipment.............................................42
      6.8   Maintenance of Equipment.......................................42
      6.9   Taxes..........................................................42
      6.10  Insurance......................................................42
      6.11  No Setoffs or Counterclaims....................................43
      6.12  Location of Equipment..........................................43
      6.13  Compliance with Laws...........................................44
      6.14  Employee Benefits..............................................44
      6.15  Leases.........................................................44
      6.16  Preservation of Existence, Etc.................................45
      6.17  Keeping of Records and Books of Account........................45
      6.18  Maintenance of Properties, Etc.................................45
      6.19  Copyright Registrations........................................45

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      6.20  Further Assurances.............................................45

7.   NEGATIVE COVENANTS....................................................46
      7.1   Indebtedness...................................................46
      7.2   Liens..........................................................46
      7.3   Restrictions on Fundamental Changes............................47
      7.4   Disposal of Assets.............................................47
      7.5   Change Name....................................................47
      7.6   Guarantee......................................................47
      7.7   Nature of Business.............................................47
      7.8   Prepayments and Amendments.....................................47
      7.9   Change of Control..............................................47
      7.10  RESERVED.......................................................48
      7.11  Distributions..................................................48
      7.12  Accounting Methods.............................................48
      7.13  Investments....................................................48
      7.14  Transactions with Affiliates...................................48
      7.15  Suspension.....................................................48
      7.16  Compensation...................................................48
      7.17  Use of Proceeds................................................48
      7.18  Change in Location of Chief Executive Office;
            Equipment with Bailees.........................................49
      7.19  No Prohibited Transactions Under ERISA.........................49
      7.20  Financial Covenants............................................50
      7.21  Capital Expenditures...........................................51
      7.22  Existing Letters of Credit.....................................51

8.   EVENTS OF DEFAULT.....................................................51

9.   FOOTHILL'S RIGHTS AND REMEDIES........................................53
      9.1   Rights and Remedies............................................53
      9.2   Remedies Cumulative............................................55

10.  TAXES AND EXPENSES....................................................55

11.  WAIVERS; INDEMNIFICATION..............................................56
      11.1  Demand; Protest; etc...........................................56
      11.2  Foothill's Liability for Collateral............................56
      11.3  Indemnification................................................56

12.  NOTICES...............................................................56

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............................57

14.  DESTRUCTION OF BORROWER'S DOCUMENTS...................................58


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15.  GENERAL PROVISIONS....................................................58
      15.1  Effectiveness..................................................58
      15.2  Successors and Assigns.........................................58
      15.3  Section Headings...............................................59
      15.4  Interpretation.................................................59
      15.5  Severability of Provisions.....................................59
      15.6  Amendments in Writing..........................................59
      15.7  Counterparts; Telefacsimile Execution..........................59
      15.8  Revival and Reinstatement of Obligations.......................59
      15.9  Integration....................................................60
      15.10 Brokers Fees...................................................60
      15.11 Article 2B Opt-Out.............................................60
      15.12 Confidentiality................................................60


SCHEDULES AND EXHIBITS

Schedule P-1        Permitted Liens
Schedule 3.2(g)     Financing Statements to be Terminated
Schedule 5.8        Capitalization; Subsidiaries
Schedule 5.10       Litigation
Schedule 5.13       ERISA Benefit Plans
Schedule 5.17       Copyrights
Schedule 6.12       Location of Inventory and Equipment
Schedule 7.1        Indebtedness

Exhibit P-1         Form of Pledge Agreement (Stock)
Exhibit C-1         Form of Compliance Certificate
Exhibit C-2         Form of Copyright Security Agreement
Exhibit C-3         Form of Trademark Security Agreement
Exhibit C-4         Form of Source Code Escrow Agreement
Exhibit C-5         Form of Cash Collateral Agreement

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                           LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of March 31, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and COMPUTRON SOFTWARE, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 301 Route 17 North, Rutherford, New Jersey 07070.

      The parties agree as follows:

      1. DEFINITIONS AND CONSTRUCTION.

            1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                  "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                  "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale, lease or license of goods or intangibles or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                  "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                  "Advances" has the meaning set forth in Section 2.1(a).

                  "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person and with respect to any natural Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including, in each case, adoptive relationships). For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                  "Agreement" has the meaning set forth in the preamble hereto.

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                  "Authorized Person" means any officer or other employee of
Borrower identified by Borrower to Foothill in writing on the date hereof (which list may be amended by Borrower upon written notice by any Authorized Person to Foothill).

                  "Average Unused Portion of Maximum Amount" means, as of any date of determination, (a) the Maximum Amount, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month; plus (iii) the average Daily Balance of the Term Loan that were outstanding during the immediately preceding month.

                  "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. ss. 101 et seq.), as amended, and any successor statute.

                  "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                  "Borrower" has the meaning set forth in the preamble to this Agreement.

                  "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                  "Borrowing Base" has the meaning set forth in Section 2.1(a).

                  "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                  "Cash Collateral Agreement" means that certain Cash Collateral Agreement of even date herewith between Borrower and Foothill in the form of Exhibit C-5 hereto securing the Obligations, as the same may be amended or otherwise modified from time to time.

                  "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Andreas Typaldos, Elias Typaldos and Gennaro Vendome and their Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 46% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

                  "Closing Date" means the date of the funding of the initial Term Loan.

                  "Code" means the New York Uniform Commercial Code.

                  "Collateral" means each of the following:


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                  (a) the Accounts,

                  (b) Borrower's Books,

                  (c) the Equipment,

                  (d) the General Intangibles,

                  (e) the Inventory,

                  (f) the Negotiable Collateral,

                  (g) all Securities Accounts,

                  (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

                  (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Securities Accounts, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                  "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                  "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                  "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                  "copyright" shall have the meaning given to such item in the United States Copyright Act of 1997, as amended, and includes unregistered copyrights.

                  "Copyright Security Agreement" means, collectively, one or more Copyright Security Agreements, each in the form of Exhibit C-2 hereto, between the Borrower and Foothill, securing the Obligations, as the same may be amended or otherwise modified from time to time.

                  "Daily Balance" means the amount of an Obligation owed at the end of a given day.


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                  "deems itself insecure" means that the Person, acting in a commercially reasonably manner, deems itself insecure in accordance with the provisions of Section 1-208 of the Code.

                  "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                  "Designated Account" means account number 9402 206096 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill.

                  "Designated Account Bank" means Fleet National Bank whose office is located at 75 State Street, Boston, Massachusetts 02109, and whose ABA number is 011-000-138.

                  "Dilution" means, in each case based upon the experience of the immediately prior twelve (12) months, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, returns, promotions, credits, or other dilution with respect to the Accounts, by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause
(a).

                  "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce Foothill's advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 4%.

                  "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                  "Dollars or "$" means United States dollars.

                  "EBITDA" means, with respect to any fiscal period of the Borrower, an amount equal to the sum for such fiscal period of (i) Net Income, plus (ii) provision for taxes based on income, plus (iii) Interest Expense, plus
(iv) depreciation, amortization and other non-cash charges, minus (v) extraordinary gains.

                  "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business (net of customer deposits and unapplied cash payments to the Borrower), that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill (after consultation in good faith with Borrower if no Default or Event of Default is existing) in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

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                  (a) Accounts that the Account Debtor has failed to pay within
60 days of invoice due date or within 90 days of invoice date or Accounts with selling terms of more than 90 days;

                  (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

                  (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

                  (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                  (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any State thereof or Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

                  (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. ss. 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                  (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, but only to the extent of the amount of such Account Debtor's claim as a creditor, right of setoff, disputed amount or other claim;

                  (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however that one (1) Account Debtor may account for up to 25% of all Eligible Accounts, if such Account Debtor shall have been approved in advance by Foothill in its reasonable business judgment;

                  (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

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                  (j) Accounts the collection of which Foothill, in its
reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                  (k) Accounts with respect to which the goods or intangibles giving rise to such Account have not been shipped or delivered and billed to, and accepted by, the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

                  (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

                  (m) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract (or relevant portion thereof) for goods or services or intangibles; and

                  (n) Accounts related to, derived from or payable in respect of computer software or other copyrightable subject matter (i) not owned by Borrower, or (ii) with respect to which a copyright has not been registered with the United States Copyright Office or, if a copyright has been registered with the United States Copyright Office, such copyright is not specifically encumbered in favor of Foothill by a Copyright Security Agreement that has been filed with the United States Copyright Office.

                  "Eligible Non-Maintenance Accounts" means Eligible Accounts that are Non-Maintenance Accounts.

                  "Eligible Recurring Maintenance Revenues" means, as of any date of determination, the aggregate maintenance contract revenues (excluding deferred maintenance revenue in excess of one year) derived from Maintenance Contracts with customers located in the United States and Canada (excluding time, materials, warranties and other non-Maintenance Contract items) which have been recognized by the Borrower during the preceding twelve (12) calendar month period as reflected on the monthly income statements of the Borrower delivered to Foothill pursuant to Section 6.3 for such months; provided that maintenance contract revenues derived from Maintenance Contracts that (a) contain proscriptions or limitations on Borrower's right to assign such contracts, or
(b) relate to computer software or other copyrightable subject matter (1) not owned by Borrower, or (2) with respect to which a copyright has not been registered with the United States Copyright Office or, with respect to any copyright that is not specifically encumbered in favor of Foothill by a Copyright Security Agreement that has been filed in the United States Copyright Office, shall not be included in Eligible Recurring Maintenance Revenues.


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                  "Equipment" means all of Borrower's present and hereafter
acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                  "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                  "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                  "Eurodollar Rate" means, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum at which United States dollar deposits are offered to Foothill (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Foothill) on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.


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

                  "Eurodollar Rate Loans" means any Advance or Term Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance or Term Loan (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                  "Event of Default" has the meaning set forth in Section 8.

                  "Existing Lender" means Fleet National Bank.

                  "Existing L/C Bank" means PNC Bank, National Association

                  "FEIN" means Federal Employer Identification Number.

                  "Foothill" has the meaning set forth in the preamble to this Agreement.

                  "Foothill Account" has the meaning set forth in Section 2.7.

                  "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; audit fees, costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, computer software (whether or not considered to be a "good" rather than an intangible and including the source code version thereof), blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                  "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                  "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                  "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                  "Initial Term Loan" has the meaning set forth in Section
2.3(a).

                  "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "Interest Expense" means the total interest obligations (paid or accrued) of the Borrower, determined in accordance with GAAP on a basis consistent with the latest audited financial statements of the Borrower.

                  "Interest Period" means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date 1, 2, or 3 months thereafter, as selected by Borrower and notified to Foothill pursuant to Sections 2.1(f) or 2.3(b), and as further provided in Section 2.12(a).

                  "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "L/C" has the meaning set forth in Section 2.2(a).

                  "L/C Guaranty" has the meaning set forth in Section 2.2(a).

                  "Letter of Credit" means an L/C or an L/C Guaranty, as the context requires.

                  "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                  "Loan Account" has the meaning set forth in Section 2.10.

                  "Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, the Lockbox Agreements, the Pledge Agreement (Stock), the Cash Collateral Agreement, the Copyright Security Agreement, the Trademark Security Agreement, the Source Code Escrow Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                  "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

                  "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

                  "Lockbox Banks" means Fleet National Bank, or such other bank or banks as may be agreed by the Borrower and Foothill.

                  "Lockboxes" has the meaning set forth in Section 2.7.

                  "Maintenance Account" means an account arising out of computer software maintenance and support performed by the Borrower pursuant to a Maintenance Contract; provided that such Accounts are invoiced and accounted for separately from Accounts not arising from services and support performed pursuant to a Maintenance Contract.

                  "Maintenance Contract" means a written agreement between the Borrower and a customer pursuant to which the Borrower provides computer software maintenance and support to such customer; provided that a Maintenance Contract may be included within a software license agreement.

                  "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral to the extent not directly caused by grossly negligent action or inaction of Foothill.

                  "Maximum Amount" means $10,000,000.

                  "Maximum Revolving Amount" means $10,000,000 less the then outstanding principal balance of the Term Loan.

                  "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                  "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, investment property, financial assets, security entitlements, securities (including 65% of the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                  "Net Income" shall mean, for any period, the net income (or net loss) of the Borrower for such period after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP, provided that there shall be excluded; (i) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period, (ii) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of capital assets, provided that there shall also be excluded any related charges for taxes thereon, (iii) any net gain arising from the collection of the proceeds of any insurance policy, (iv) any write-up of any asset, and (v) any other extraordinary item.

                  "Non-Maintenance Accounts" means Accounts that are not Maintenance Accounts.

                  "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Prepayment Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                  "Overadvance" has the meaning set forth in Section 2.5.

                  "Operating Income" shall mean, for any period, the gross profit of the Borrower for such period less the total operating expenses (excluding severance and restructuring related expenses not in excess of $2,000,000 during 1998) of the Borrower for such period.

                  "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, and purchase money Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or
(ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not have a Material Adverse Effect and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, and (j) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

                  "Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, payroll taxes or taxes that are the subject of a United States federal tax lien, or rental payments, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                  "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                  "Pledge Agreement (Stock)" means that certain Pledge and Security Agreement of even date herewith made by Borrower in favor of Foothill in the form of Exhibit P-1 hereto securing the Obligations, as the same may be amended or otherwise modified from time to time.

                  "Prepayment Premium" has the meaning set forth in Section 3.6.

                  "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

                  "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                  "Reference Rate Loan" means any Advance or Term Loan (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance or Term Loan (or portion thereof) is payable based on the Reference Rate.

                  "Renewal Date" has the meaning set forth in Section 3.4.

                  "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                  "Reserve Percentage" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Foothill or its Affiliates.

                  "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA (or similar provisions of applicable law).

                  "Securities Account" has the meaning specified therefor in the Code.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                  "Source Code Escrow Agreement" means a source code escrow agreement, in the form of Exhibit C-4 hereto among Borrower, Foothill and Data Securities International, Inc., as escrow agent.

                  "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                  "Tangible Net Worth" means, as of any date of determination, the difference of (a) Borrower's total stockholder's equity, minus (b) the sum of: (i) all Intangible Assets of Borrower, (ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates.

                  "Termination Letter" means a letter, in form and substance reasonably satisfactory to Foothill, to Existing Lender terminating the Existing Lender's credit facility with Borrower.

                  "Trademark Security Agreement" means a Trademark Security Agreement of even date herewith, in the form of Exhibit C-2 hereto, made by Borrower in favor of Foothill securing the Obligations, as the same may be amended or otherwise modified from time to time.

                  "Term Loan" has the meaning set forth in Section 2.3.

                  "Voidable Transfer" has the meaning set forth in Section 15.8.

            1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

            1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

            1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill or cured. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan

Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

            1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

      2.    LOAN AND TERMS OF PAYMENT.

            2.1 Revolving Advances.

                  (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the outstanding balance of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less the aggregate amount of all undrawn or unreimbursed Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                        (x) 85% of Eligible Non-Maintenance Accounts, less the
            amount, if any, of the Dilution Reserve, minus

                        (y) the aggregate amount of reserves, if any,
            established by Foothill under Section 2.1(b).

                  (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

                  (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations (other than under the Term Loan) to exceed the Maximum Revolving Amount.

                  (d) Foothill shall have no obligation to make Advances pursuant to this Section 2.1, to make the Term Loan pursuant to Section 2.3, or to issue any Letter of Credit pursuant to Section 2.2 if, after giving effect to such Advance, Term Loan or Letter of Credit, the aggregate outstanding principal amount of such Advances, Term Loan and the undrawn amount of all Letters of Credit would exceed the lesser of (i) 100% of the Eligible Recurring Maintenance Revenues, and (ii) an amount equal to Borrower's Collections with respect to Accounts for the immediately preceding ninety (90) days.

                  (e) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                  (f) Each Advance shall be made upon Borrower's request (pursuant to the terms of Section 2.9), which request shall be irrevocable except as set forth in Section 2.12, specifying (i) the amount of the requested Advance; (ii) the requested funding date of such Advance; (iii) whether the Advance is to constitute a Eurodollar Rate Loan or a Reference Rate Loan; and (iv) if such Advance is to constitute a Eurodollar Rate Loan, the requested Interest Period therefor. If a requested Advance constitutes a Eurodollar Rate Loan, such request must be delivered to Foothill no later than 11:00 a.m. (California time) two Business Days prior to the requested funding date therefor.

            2.2 Letters of Credit.

                  (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                        (i) the aggregate amount of all undrawn and unreimbursed
            Letters of Credit would exceed the Borrowing Base less the amount of outstanding Advances; or

                        (ii) the aggregate amount of all undrawn or unreimbursed
            Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Advances less the aggregate amount of reserves established under Section 2.1(b) or (y) $2,000,000; or

                        (iii) the outstanding Obligations (other than under the
            Term Loan(s)) would exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

                  (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                  (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit. In the event of any conflict between the terms of any application for a Letter of Credit and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

                  (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

                  (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 102% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                  (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                        (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                        (B) there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in
Section 2.6(a)(i) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

            2.3 Term Loan. (a) Subject to the terms and conditions of this Agreement, Foothill has agreed to make a single term loan (the "Term Loan") to Borrower in an aggregate original principal amount equal to $5,000,000. The Term Loan shall be made on the Closing Date. Except as provided in paragraph (e) of this Section 2.3, once repaid the principal amount of the Term Loan may not be reborrowed.

            (b) The Term Loan shall be made upon Borrower's request (pursuant to the terms of Section 2.9), which request shall be irrevocable except as set forth in Section 2.12, specifying (i) the amount of the requested Term Loan;
(ii) the requested funding date of the Term Loan; (iii) whether the Term Loan is to constitute a Eurodollar Rate Loan or a Reference Rate Loan; and (iv) if the Term Loan is to constitute a Eurodollar Rate Loan, the requested Interest Period therefor. If the requested Term Loan constitutes a Eurodollar Rate Loan, such request must be delivered to Foothill no later than 11:00 a.m. (California time) 2 Business Days prior to the requested funding date therefor.

            (c) The aggregate outstanding principal amount of the Term Loan shall be repaid in 36 equal monthly installments of principal plus accrued interest. Each such installment shall be due and payable on the first day of each month commencing on May 1, 1998 and continuing on the first day of each succeeding month until and including the date on which the aggregate unpaid balance of the Term Loan is paid in full. In the event that the Term Loan is prepaid and reborrowed pursuant to paragraph (e) of this Section 2.3, the aggregate outstanding principal amount of the Term Loan shall be repaid in equal monthly installments of principal plus accrued interest commencing on the first day of the month following the date of reborrowing and continuing on the first day of each month thereafter until and including April 1, 2001, the date on which the aggregate unpaid principal amount of the Term Loan and all accrued interest thereon shall be paid in full. In any event, the outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. Except upon the termination of this Agreement and as provided in paragraphs (d) and (e) below, the unpaid principal balance of the Term Loan may not be prepaid in whole or in part. All amounts outstanding under the Term Loan shall constitute Obligations.

            (d) Notwithstanding anything herein to the contrary, if the aggregate outstanding principal amount of the Term Loan exceeds (i) from and after the Closing Date to the first anniversary of the Closing Date, an amount equal to 60% of Eligible Recurring Maintenance Revenues at such time, (ii) from and after the first anniversary of the Closing Date until the second anniversary of the Closing Date, an amount equal to 40% of Eligible Recurring Maintenance Revenues at such time, and (iii) from and after the second anniversary of the Closing Date to the third anniversary of the Closing Date, an amount equal to 20% of Eligible Recurring Maintenance Revenues at such time, then the Borrower shall prepay the principal amount of the Term Loan in an amount sufficient to cause the aggregate principal amount of the Term Loan to be less than or equal to the relevant amounts set forth in clauses (i) through (iii) above. All such prepaid amounts shall be applied to the installments due on the Term Loan in the inverse order of their maturity; provided that, if the aggregate principal amount of the Term Loan outstanding prior to giving effect to such prepayment is less than $3,000,000 then such prepaid amounts shall be applied to the installments due on the Term Loan in the order of their maturity.

            (e) Subject to the terms and conditions of this Agreement, if on the date which is twenty-one (21) days after the Closing Date, the Borrower has not satisfied the condition set forth in Section 3.2(e) (i) the Borrower may prepay all principal of and accrued interest on the Term Loan in whole but not in part without any obligation to pay the Prepayment Premium and (ii) the Borrower may reborrow on a single date the principal amount of up to $5,000,000, which was repaid pursuant to clause (i) of this paragraph (e), upon the satisfaction of all of the conditions set forth in Section 3.2, provided that such borrowing occurs on or before the date which is two hundred ten (210) days after the Closing Date. The reborrowing of the Term Loan set forth in this paragraph (e) and the Term Loan after such reborrowing shall be subject to the provisions of paragraphs (b), (c) and (d) of this Section 2.3. At the Borrower's direction, the prepayment of the Term Loan provided for in clause (i) of this paragraph (e) may be made by the application of the cash collateral held by Foothill pursuant to the Cash Collateral Agreement to all unpaid principal of and accrued interest on the Term Loan.

            2.4 RESERVED.

            2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 or 2.2 is greater than either the Dollar or percentage limitations set forth in Sections
2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under Section 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

            2.6 Interest and Letter of Credit Fees: Rates, Payments, and Calculations.

                  (a) Interest Rate. Except as provided in clause (b) below, all Obligations shall bear interest as follows:

                        (i) all Advances that are Reference Rate Loans shall
            bear interest at a per annum rate of 1.25 percentage points above the Reference Rate,

                        (ii) all Advances that are Eurodollar Rate Loans shall
            bear interest at a per annual rate of 4.25 percentage points above the Adjusted Eurodollar Rate,

                        (iii) all Term Loan that are Reference Rate Loans shall
            bear interest at a per annum rate of 1.50 percentage points above the Reference Rate, and

                        (iv) all Term Loan that are Eurodollar Rate Loans shall
            bear interest at a per annum rate of 4.50 percentage points above the Adjusted Eurodollar Rate;

provided, however that, commencing on the first anniversary of the Closing Date, if the Borrower achieves the following performance benchmarks, the applicable interest rates shall be as set forth below:

If EBITDA shall
equal or exceed
for the
preceding four    then the applicable interest rate shall be:
quarters:

                  Advances                       Term Loan
                  --------                       ---------
                  For Reference Rate Loans       For Reference Rate Loans

$4,500,000        Reference Rate plus 1.0%       Reference Rate plus 1.375%
$7,500,000        Reference Rate plus .75%       Reference Rate plus 1.25%


                  For Eurodollar Rate Loans      For Eurodollar Rate Loans

$4,500,000        Adjusted Eurodollar Rate plus  Adjusted Eurodollar Rate plus
$7,500,000        4.0%                           4.375%
                  Adjusted Eurodollar Rate plus  Adjusted Eurodollar Rate plus
                  3.75%                          4.25%


                  (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 1.25% per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

                  (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit and the Term Loan) shall bear interest at a per annum rate equal to 3.25 percentage points above the Reference Rate, (ii) the Term Loan shall bear interest at a per annum rate equal to 3.75 percentage points above the Reference Rate, and (iii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to 3.25% per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                  (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 8% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                  (e) Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Term Loan, or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                  (f) Computation. The Reference Rate as of the date of this Agreement is 8.5% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                  (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

            2.7 Collection of Accounts. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements and subject to the last two sentences of Section 2.8, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

            2.8 Crediting Payments; Application of Collections. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two (2) Business Days of `clearance' or `float' at the rate set forth in Section 2.6(a)(i) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board two (2) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging two (2) Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day. If Foothill shall not have made any Advance to Borrower hereunder and so long as no Default or Event of Default shall have occurred and be continuing and no Obligations shall be then due and payable, Foothill shall direct the Lockbox Bank pursuant to standing instructions to credit the proceeds to the Designated Account. In addition, at any time after Foothill has made the initial Advance to the Borrower and the Collections are applied to reduce the outstanding Advances and all other Obligations that are then due and payable, Foothill shall on the day of receipt of such Collections initiate a wire transfer of the Collections remaining after such application to Borrower to the Designated Account.

            2.9 Designated Account. Foothill is authorized to make the Advances, the Letters of Credit and the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

            2.10 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances and the Term Loan(s) made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

            2.11 Fees. Borrower shall pay to Foothill the following non-refundable fees in immediately available funds as follows:

                  (a) Closing Fee. On the Closing Date, a closing fee of
$75,000;

                  (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to .375% per annum times the Average Unused Portion of the Maximum Amount.

                  (c) Annual Facility Fee. On each anniversary of the Closing Date, an annual facility fee in an amount equal to .50% times the Maximum Amount; provided, however, if the Borrower shall achieve the following performance benchmarks, the annual facility fee shall be as follows:


If EBITDA shall equal or
exceed for the preceding
four quarters:                       then the annual facility fee shall be:


$4,500,000                           .25% times the Maximum Amount

$7,500,000                           .125% times the Maximum Amount

                  (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations of Borrower or to appraise the Collateral; provided, however that, so long as no Default or Event of Default has occurred and is continuing, Foothill shall not conduct more than four financial analyses and examinations (i.e., audits) of Borrower per year; and

                  (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $3,000.

            2.12 Eurodollar Rate Loans. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  (a) Borrowing; Conversion; Continuation. Borrower may from time to time, on or after the Closing Date, request in a written or telephonic communication with Foothill: (i) Advances or the Term Loan to constitute Eurodollar Rate Loans (pursuant to Sections 2.1(f)) and 2.3(b); (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

                        (v) no Default or Event of Default exists;

                        (w) no more than four (4) Interest Periods may be in effect at any one time;

                        (x) the amount of each Eurodollar Rate Loan borrowed, converted, or continued must be in a principal amount of not less than $1,000,000 and integral multiples of $100,000 in excess thereof;

                        (y) Foothill shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Foothill and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                        (z) Foothill shall have received such request at least two Business Days prior to the proposed funding date therefor.

            Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under Sections 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

                  (b) Determination of Interest Period. By giving notice as set forth in Section 2.12(a), the Borrower shall have the option of selecting a 1, 2 or 3 month Interest Period for such Eurodollar Rate Loan. The determination of Interest Periods shall be subject to the following provisions:

                        (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                        (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                        (iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                        (iv) the Borrower may not select an Interest Period which expires later than the Renewal Date.

                  (c) Automatic Conversion; Optional Conversion by Foothill. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) a Default or an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate, and Borrower shall pay to Foothill any amounts required by Section
2.15 as a result thereof.

                  2.13 Illegality. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any requirement of law or in the interpretation or application thereof shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to
Section 2.15. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected. Foothill will promptly notify Borrower, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

            2.14 Requirements of Law. (a) If the adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by Foothill with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                        (i) shall subject Foothill to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement or any Advance or the Term Loan, or change the basis of taxation of payments to Foothill in respect thereof (except for the establishment of a tax based on the net income of Foothill or changes in the rate of tax on the net income of Foothill);

                        (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances, Term Loan or other extensions of credit by, or any other acquisition of funds by, any office of Foothill; or

                        (iii) shall impose on Foothill any other condition with respect to this Agreement or any Advance or the Term Loan;

and the result of any of the foregoing is to increase the cost to Foothill, by an amount which Foothill deems to be material, of making, converting into, continuing, or maintaining Advances or the Term Loan or to increase the cost to Foothill, by an amount which Foothill deems to be material, or to reduce any amount receivable hereunder in respect of Advances or the Term Loan, or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, Borrower shall promptly pay Foothill, upon its demand, any additional amounts necessary to compensate Foothill for such increased cost or reduced amount receivable; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of such increased cost. If Foothill becomes entitled to claim any additional amounts pursuant to this Section 2.14, Foothill shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by Foothill to Borrower shall be conclusive in the absence of manifest error. If Borrower so notifies Foothill within 5 Business Days after Foothill notifies Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.12 and, additionally, reimburse Foothill for any cost in accordance with Section 2.15. This covenant shall survive the termination of this Agreement and the payment of the Advances, Term Loan and all other amounts payable hereunder.

                  (b) If Foothill shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Foothill or any Person controlling Foothill with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Foothill or such Person could have achieved but for such change or compliance (taking into consideration Foothill's or such Person's policies with respect to capital adequacy) by an amount deemed by Foothill to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor, Borrower shall pay to Foothill such additional amount or amounts as will compensate Foothill or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder.

            2.15 Indemnity. Borrower agrees to indemnify Foothill and to hold Foothill harmless from any loss or expense which Foothill may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon an Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to Foothill under this Section 2.15 shall be made as though Foothill had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing instrument at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Foothill may fund each of the Eurodollar Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.15. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.16 Repayments. The Borrower shall repay in full the unpaid principal of, and interest on, each Advance, Term Loan and all other Obligations in accordance with the terms of this Agreement including, without limitation, on the date of termination of this Agreement.

      3. CONDITIONS; TERM OF AGREEMENT.

            3.1 Conditions Precedent to the Term Loan. The obligation of Foothill to make the Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                  (a) the Closing Date shall occur on or before April 15, 1998;

                  (b) Foothill shall have received evidence, satisfactory to it, of the filing of its financing statements;

                  (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                        (i) the Lockbox Agreements;

                        (ii) the Disbursement Letter;

                        (iii) the Termination Letter;

                        (iv) the Pledge Agreement (Stock), together with the original stock certificate representing 65% of the shares of capital stock of each Subsidiary of the Borrower;

                        (v) the Trademark Security Agreement

                        (vi) the Copyright Security Agreement;

                        (vii) the Source Code Escrow Agreement; and

                        (viii) the Cash Collateral Agreement;

                  (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                  (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                  (f) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                  (g) Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which any Collateral with an aggregate fair market value in excess of $10,000 is located or in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                  (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                  (i) Foothill shall have received duly executed certificates of title with respect to any portion of the Collateral that is subject to certificates of title;

                  (j) RESERVED;

                  (k) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                  (l) Except as otherwise disclosed to Foothill by Borrower in writing on or prior to the Closing Date, Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

                  (m) Borrower shall have paid to Foothill the closing fee payable under Section 2.11(a), together with all Foothill Expenses incurred by Foothill as of the Closing Date;

                  (n) Foothill shall have received (i) a field survey and inspection with respect to the locations of the Borrower, and (ii) reference checks with respect to the management of Borrower, each of which shall be satisfactory to Foothill in its sole discretion;

                  (o) Foothill shall have received a letter from the Borrower with respect to its accountants and accounting matters; and

                  (p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

            3.2 Conditions Precedent to all Advances and all Letters of Credit and the Term Loan. The following shall be conditions precedent to all Advances, all Letters of Credit and the Term Loan; provided that the conditions described in clause (d), (e), (f) and (g) below shall not be a condition precedent to the Term Loan made on the Closing Date:

                  (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                  (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                  (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates;

                  (d) Foothill shall have received satisfactory evidence that Borrower shall have filed Applications for Registration with the United States Copyright Office for each existing copyright of Borrower other than those described in Schedule 5.17;

                  (e) Foothill shall have received satisfactory evidence that all existing copyrights of Borrower required to be registered under clause (d) of this Section 3.2 have been registered with the United States Copyright Office, and that all such copyrights and any proceeds thereof are specifically encumbered in favor of Foothill by the Copyright Security Agreement which has been filed with the United States Copyright Office;

                  (f) Borrower, Data Securities International, Inc. and Foothill shall have entered into the Source Code Escrow Agreement and Borrower shall have deposited with Data Securities International, Inc. all Deposit Materials (as defined in the Source Code Escrow Agreement); and

                  (g) Foothill shall have received evidence satisfactory to it of the termination of the Uniform Commercial Code Financing Statements described in Schedule 3.2(g) hereto.

            3.3 Conditions Subsequent. As conditions subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                  (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                  (b) within 60 days of the Closing Date, deliver to Foothill any and all documents, instruments and agreements (including without limitation opinions of counsel) reasonably requested by Foothill relating to the validity, enforceability and perfection of the Pledge Agreement (Stock) and the rights granted thereunder in favor of Foothill in the jurisdiction of formation of each Subsidiary of the Borrower;

                  (c) within 10 days of the Closing Date, Foothill shall have received satisfactory evidence that the Borrower has filed Applications for Registration for all existing copyrights of Borrower required to be registered under clause (d) of Section 3.2 and that the

Borrower has made proper application for, and has paid all necessary fees to, obtain expedited treatment from the United States Copyright Office for such applications for registration;

                  (d) within 210 days of the Closing Date, Foothill shall have received satisfactory evidence that all existing copyrights of Borrower required to be registered under clause (d) of Section 3.2 are specifically encumbered in favor of Foothill by the Copyright Security Agreement which has been filed with the United States Copyright Office;

                  (e) within 90 days of the Closing Date, deliver to Foothill a complete list of software license agreements, Maintenance Contracts and other agreements giving rise to Accounts of Borrower which prohibit, restrict or condition assignment of such agreements by Borrower;

                  (f) within 30 days of the Closing Date, Borrower, Data Securities International, Inc. and Foothill shall have entered into the Source Code Escrow Agreement and Borrower shall have deposited with Data Securities International, Inc. all Deposit Materials (as defined in the Source Code Escrow Agreement); and

                  (g) within 30 days of the Closing Date, Foothill shall have received evidence satisfactory to it of the termination of the Uniform Commercial Code financing statements described on Schedule 3.2(g); and

                  (h) use its best efforts to obtain and deliver to Foothill within 30 days of the Closing Date, a Collateral Access Agreement from the landlord of the Borrower's Rutherford New Jersey premises.

            3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date. This Agreement may be renewed for successive one (1) year periods thereafter at the option of the Borrower upon 90 days prior written notice to Foothill. Either party may terminate this Agreement effective on any one (1) year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

            3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

            3.6 Early Termination by Borrower; Term Loan Prepayment. The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 102% of the undrawn amount of the Letters of Credit (the "Letter of Credit Deposit")), in full. Foothill shall return the remaining portion of the Letter of Credit Deposit (if any) upon payment in full of all Obligations hereunder and after the expiration or cancellation of all outstanding Letters of Credit. If (a) Borrower shall terminate this Agreement under the first sentence of this Section, or (b) Borrower shall make any prepayment with respect to the Term Loan (other than in connection with a prepayment under Sections 2.3(d) and (e)), the Borrower shall pay to Foothill on the date of such termination or prepayment an amount (the "Prepayment Premium") equal to (1) in the case of termination under the first sentence of this Section, an amount equal to the greater of (A) the total interest and Letter of Credit fees for the immediately preceding 6 months, and
(B) $10,000 multiplied by the number of months remaining until the then scheduled termination date of this Agreement, and (2) in the case of a prepayment of the Term Loan not in connection with a termination of this Agreement, an amount equal to the greater of (x) the total interest charged on the Term Loan for the immediately preceding 6 months, and (y) $10,000 multiplied by the number of months remaining until the then scheduled termination date of this Agreement.

            3.7 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Prepayment Premium. The Prepayment Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

      4. CREATION OF SECURITY INTEREST.

            4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral; provided however that Borrower may dispose of Equipment having a fair market value of no greater than $40,000 in any calendar year.

            4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

            4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. Upon the occurrence and during the continuance of any Event of Default, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

            4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

            4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

            4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

      5. REPRESENTATIONS AND WARRANTIES.

            In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Letter of Credit or Term Loan made thereafter, as though made on and as of the date of such Advance, Letter of Credit or Term Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

            5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

            5.2 Eligible Accounts. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

            5.3 RESERVED.

            5.4 Equipment. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

            5.5 Location of Equipment. The Equipment is not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

            5.6 RESERVED.

            5.7 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 13-2966911.

            5.8 Due Organization and Qualification; Subsidiaries.

                  (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                  (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                  (c) Except as set forth on Schedule 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

            5.9 Due Authorization; No Conflict.

                  (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                  (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not
(i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                  (c) Other than the filing of appropriate financing statements, filings with the United States Copyright Office and the United States Patent and Trademark Office, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                  (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                  (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

            5.10 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not have a Material Adverse Change.

            5.11 No Material Adverse Change. All financial statements relating to Borrower or any guarantor of the Obligations as set forth in Borrower's SEC Form 10-K for the period ended December 31, 1997, have been prepared in accordance with GAAP and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

            5.12 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

            5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

            5.14 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous

Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

            5.15 Intellectual Property. Borrower owns or possesses adequate licenses or other rights to use all patents, patent applications, trademark, trademark applications, servicemarks, servicemark applications, trade names, copyrights, source code, mask-works, trade secrets and know-how (collectively, the "Intellectual Property") that are necessary for the operation of Borrower's business as currently conducted. No claim is pending or threatened in writing to the effect that Borrower infringes upon, or conflicts with, the asserted rights of any other Person under any Intellectual Property, and there is no basis for any such claim (whether pending or threatened, and which, if determined adversely to Borrower, reasonably could be expected to result in a Material Adverse Change). No claim is pending or threatened in writing to the effect that any such Intellectual Property owned or licensed by any Obligor or in which any Obligor otherwise has the right to use is invalid or unenforceable by such Obligor, and there is no basis for any such claim (whether or not pending or threatened, and which, if determined adversely to any Obligor, reasonably could be expected to result in a Material Adverse Change).

            5.16 Year 2000 Compliance. Borrower's internally developed computer software programs (whether used in Borrower's business or licensed by Borrower to third parties) effectively process data including data fields requiring references to dates on and after January 1, 2000 and have been designed not to experience or produce invalid or incorrect results or abnormal software operation related to or as a result of the occurrence of such dates. With respect to computer software licensed by Borrower from third parties, to the best of Borrower's knowledge, such software effectively processes data including data fields requiring references to dates on and after January 1, 2000 and has been designed not to experience or produce invalid or incorrect results or abnormal software operation related to or as a result of the occurrence of such dates.

            5.17 Copyrights. Except as set forth in Schedule 5.17 attached hereto, the Applications for Registration to be filed by Borrower under Section 3.3(c), upon issuance of such registrations, will be sufficient to register copyrights in all computer software programs currently marketed, sold, licensed, maintained or distributed by Borrower and all computer software pursuant to which Borrower generates Accounts, including without limitation, each version of such program that the Borrower makes generally available to its customers and in which Borrower is entitled to claim a copyright. Each of the Applications for Registration to be filed by Borrower under Section 3.3(c), when filed, will be is in proper form for filing with the United States Copyright Office and Borrower will have made proper application for, and will have paid all fees necessary to obtain, expedited treatment from the United States Copyright Office for registration of the copyrights related to such Applications for Registration.

      6. AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

            6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

            6.2 Collateral Reporting. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) not less frequently than once every two weeks (on dates agreed upon by Borrower and Foothill), sales journal, collection journal, and credit register since the last such schedule and a calculation of the Borrowing Base as of such date, (b) on a monthly basis and, in any event, by no later than the 10th Business Day of each month during the term of this Agreement, (i) a detailed calculation of the Borrowing Base, and (ii) a detailed aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill, (c) on a monthly basis and, in any event, by no later than the 10th Business Day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (d) not less frequently than once every two weeks (on dates agreed in good faith by Borrower and Foothill), notice of all returns, disputes, or claims, (e) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Accounts and for Inventory and Equipment acquired by Borrower, purchase orders and invoices, (f) on a quarterly basis, a detailed list of Borrower's customers, (g) on a monthly basis, a calculation of the Dilution for the prior month, (h) as soon as practicable, and in any event on a monthly basis, a list of any software license agreements, Maintenance Contracts or other agreements giving rise to Accounts of Borrower which contain proscriptions of, or limitations on, Borrower's right to assign such agreements; and (i) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor and, upon the occurrence and during the continuance of an Event of Default, at Foothill's direction the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.

            6.3 Financial Statements, Reports, Certificates. Deliver to
Foothill: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. In addition to the financial statements referred to above, Borrower agrees to deliver internal financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, which shall be consistent with and reconciled to the Borrower's audited consolidated financial statements which are required to be delivered hereunder.

                  Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                  Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer, vice president of finance or corporate controller to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  In addition to the financial statements required to be delivered as set forth above, not later than 30 days prior to the end of each fiscal year of the Borrower, the Borrower shall deliver to Foothill financial projections (including projected income statements, balance sheets and statements of cash flow, all projected on a monthly basis for the succeeding fiscal year and on an annual basis for each fiscal year thereafter until the termination of this Agreement and in each case prepared on a consolidated and stand alone basis), in form and substance reasonably satisfactory to Foothill; all such financial projections shall be reasonable, shall be prepared on a reasonable basis and in good faith, and shall be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower.

            6.4 Tax Returns. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

            6.5 Guarantor Reports. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

            6.6 Returns. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

            6.7 Title to Equipment. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

            6.8 Maintenance of Equipment. Maintain the Equipment required in the ordinary course of the business operations of the Borrower in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

            6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Except as otherwise agreed upon by Foothill in writing, Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law (except in the case of state and local taxes for which the failure to so pay or deposit will not result in a Material Adverse Change), and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

            6.10 Insurance.

                  (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral.

                  (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the States of New York and New Jersey. All hazard insurance and such other insurance as Foothill shall specify, shall contain a standard form mortgagee endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                  (c) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

                  (d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard mortgagee endorsement. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

            6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

            6.12 Location of Equipment. Keep the Equipment (excluding portable personal computers and related equipment and trade show materials used by Borrower's employees in the ordinary course of Borrower's business) only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

            6.13 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

            6.14 Employee Benefits.

                  (a) (i) Promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, provide to Foothill a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                  (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, a complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and
(vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

            6.15 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

            6.16 Preservation of Existence, Etc. Maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

            6.17 Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

            6.18 Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which each of it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

            6.19 Copyright Registrations. No less frequently than semiannually, but in any event prior to the generation of any Accounts from the marketing, sale, license or distribution of computer software products or other copyrights other than those set forth on Schedule 5.17, unless Foothill in Foothill's sole discretion agrees otherwise, Borrower shall (i) cause all copyrights generated by Borrower that are not already the subject of a registration with the United States Copyright Office to be registered with the United States Copyright Office in a manner sufficient to impart constructive notice of Borrower's ownership thereof which obligation may be satisfied by the Borrower by filing Applications for Registration in proper form for filing with the United States Copyright Office and otherwise making proper application for, and paying all fees necessary to obtain, expedited treatment from the United States Copyright Office for registration of the copyrights related to such Applications for Registration, and (ii) cause to be prepared, executed, and filed with the United States Copyright Office, a Copyright Security Agreement or supplemental schedules to a Copyright Security Agreement reflecting the security interest of Foothill in such new copyrights, which shall be in form and content suitable for registration with the United States Copyright Office so as to give constructive notice of the transfer by Borrower to Foothill of a security interest in such copyrights. Foothill agrees to file the Copyright Security Agreement encumbering specific copyrights with the United States Copyright Office promptly upon receipt of notice by Borrower of all information necessary to file such Copyright Security Agreement.

            6.20 Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense such agreements, instruments or other documents as Foothill may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to maintain the validity and effectiveness of any of the Loan Documents, and (iii) to better assure, convey, grant, assign, transfer and confirm unto Foothill the rights now or hereafter intended to be granted to Foothill under this Agreement or any other Loan Document.

      7. NEGATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

            7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                  (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

                  (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                  (c) Indebtedness secured by Permitted Liens; and

                  (d) Indebtedness of Borrower subordinated in right of payment to Borrower's Obligations under this Agreement pursuant to general terms and pursuant to a subordination agreement in each case satisfactory to Foothill; and

                  (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

            7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

            7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, in each case without the prior written consent of Foothill which shall not be unreasonably withheld.

            7.4 Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than (a) sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, (b) sales of stock of wholly-owned Subsidiaries of Borrower so long as no Default or Event of Default shall have occurred and be continuing at the time of such sale and so long as the proceeds of such sale shall be paid into the Lockbox Account, and (c) sales of Equipment in any calendar year with a fair market less than or equal to $40,000, so long as no Default or Event of Default shall have occurred and be continuing at the time of such sale and so long as the proceeds of such sale shall be paid into the Lockbox Account.

            7.5 Change Name. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9-402(7) of the Code), or identity, or add any new fictitious name.

            7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill, and (b) for letters of support or keepwell letters for foreign Subsidiaries entered into after the Closing Date so long as Foothill shall have received a copy of each such letter.

            7.7 Nature of Business. Make any change in the principal nature of Borrower's business.

            7.8 Prepayments and Amendments.

                  (a) Except in connection with a refinancing permitted by
Section 7.1(d) or (e), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                  (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c) or (e).

            7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control without the prior written consent of Foothill which shall not be unreasonably withheld.

            7.10 RESERVED.

            7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

            7.12 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition.

            7.13 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person except (i) loans and advances to employees of Borrower in an aggregate amount not to exceed $ 250,000 at any time outstanding so long as at the time of making any such loan or advance no Default or Event of Default shall have occurred and be continuing, and (ii) loans and advances by Borrower made after the Closing Date to its wholly-owned Subsidiaries (and Subsidiaries in which Borrower owns all but director qualifying shares or a nominal ownership interest required to be held by other Persons due to foreign law ownership requirements) not to exceed $3,000,000 in the aggregate over the term of this Agreement, so long as at the time of making any such loan or advance no Default or Event of Default shall have occurred and be continuing, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

            7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

            7.15 Suspension. Suspend or go out of a substantial portion of its business.

            7.16 Compensation. Increase the aggregate annual fee or aggregate per-meeting fees paid to directors during any year to an amount greater than $75,000 in 1998 or by more than 15% over the prior year for any year thereafter; pay or accrue total cash compensation (excluding performance based bonus compensation), during any year, to existing officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year.

            7.17 Use of Proceeds. Use the proceeds of the Advances and the Term Loan made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses (if any) owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

            7.18 Change in Location of Chief Executive Office; Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

            7.19 No Prohibited Transactions Under ERISA. Directly or indirectly:

                  (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                  (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                  (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                  (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                  (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                  (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any

Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                  (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $375,000.

            7.20 Financial Covenants. Fail to maintain:

                  (a) Operating Income. Operating Income of at least the following amounts, measured on a cumulative basis for the period from the beginning of a calendar year to each calendar quarter end set forth below:

                        3/31/98      ($5,500,000)
                        6/30/98      ($7,375,000)
                        9/30/98      ($7,425,000)
                        12/31/98     ($5,090,000)

provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to Section 6.3 (fourth paragraph) hereof for each fiscal year, the Borrower and Foothill shall negotiate in good faith to determine the minimum Operating Income as of the end of each fiscal quarter covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such Operating Income on or before the date that is 30 days after the date that Foothill has received such projections, the Operating Income at the end of each fiscal quarter of the fiscal year covered by such financial projections shall not be less than the amount set forth for the corresponding fiscal quarter end set forth above plus 10% of such amount.

                  (b) Tangible Net Worth. Tangible Net Worth of at least the following amounts, measured on a fiscal quarter-end basis, as of the following dates:

                        3/31/98      ($6,070,000)
                        6/30/98      ($7,500,000)
                        9/30/98      ($7,140,000)
                        12/31/98     ($4,400,000)

provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to Section 6.3 (fourth paragraph) hereof for each fiscal year, the Borrower and Foothill shall negotiate in good faith to determine the minimum Tangible Net Worth as of the end of each fiscal quarter covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such Tangible Net Worth on or before the date that is 30 days after the date that Foothill has received such projections, the

Tangible Net Worth at the end of each fiscal quarter of the fiscal year covered by such financial projections shall not be less than the amount set forth for the corresponding quarter end set forth above plus 10% of such amount.

            7.21 Capital Expenditures. Make capital expenditures in any fiscal year in excess of $4,000,000.

            7.22 Existing Letters of Credit. Extend any letters of credit issued by or through the Existing L/C Bank or allow or cause the Existing L/C Bank to issue any new or replacement letters of credit on the Borrower's behalf.

      8. EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

            8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest, fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of principal on the Term Loan, interest, fees, or Foothill Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 5 Business Days of incurring such Overadvance, Borrower repays, or otherwise eliminates, such Overadvance;

            8.2 (a) If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.7 (Title to Equipment), 6.12 (Location of Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits), 6.15 (Leases) of this Agreement and such failure continues for a period of 5 Business Days; (b) if Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System) or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days; or (c) if Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this
Section 8 shall govern; provided that, during any period of time that any such failure or neglect of Borrower referred to in this Section exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall not be required during such period to make Advances or the Term Loan to Borrower or issue Letters of Credit for the account of Borrower;

            8.3 If there is a Material Adverse Change;

            8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

            8.5 If an Insolvency Proceeding is commenced by Borrower;

            8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

            8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

            8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof; provided that, if the aggregate amount claimed with respect to any of the foregoing is less than $200,000, an Event of Default shall not occur under this Section 8.8 if such claims are the subject of a Permitted Protest and the Lien, levy or assessment is released, discharged or satisfied;

            8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets;

            8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

            8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

            8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

            8.13 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding;

            8.14 This Agreement or any security document after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any Collateral covered hereby or thereby; or

            8.15 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or a proceeding shall be commenced by the Borrower, or by any Governmental Authority or other regulatory body having jurisdiction over the Borrower, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny that the Borrower has any liability or obligation purported to be created under any Loan Document.

      9. FOOTHILL'S RIGHTS AND REMEDIES.

            9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                  (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                  (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                  (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                  (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                  (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                  (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                  (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9-505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                  (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                  (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, servicemarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                  (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                  (k) Foothill shall give notice of the disposition of the Collateral as follows:

                        (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                        (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the date fixed for the sale, or at least 10 days before the date on or after which the private sale or other disposition is to be made;

no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                        (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                  (l) Foothill may credit bid and purchase at any public sale;
and

                  (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

            9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

      10. TAXES AND EXPENSES.

            If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof;
(b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

      11. WAIVERS; INDEMNIFICATION.

            11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

            11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9-207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

            11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Notwithstanding anything herein to the contrary, no Participant shall be entitled to receive any greater amount hereunder than Foothill would have been entitled to receive in respect of the amount of the participation transferred by Foothill to such Participant had no such transfer occurred. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

      12. NOTICES.

            Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

            If to Borrower:         COMPUTRON SOFTWARE, INC.
                                    301 Route 17 North
                                    Rutherford, New Jersey  07070
                                    Attn:  Chief Financial Officer
                                    Fax No. (201) 935-2742

            with copies (which      PROSKAUER ROSE LLP
            copies shall not be a   1585 Broadway
            prerequisite to the     New York, New York  10036
            giving of any notice    Attn:  Charles Dropkin, Esq.
            hereunder) to:          Fax No. (212) 969-2900

            If to Foothill:         FOOTHILL CAPITAL CORPORATION
                                    11111 Santa Monica Boulevard
                                    Suite 1500
                                    Los Angeles, California 90025-3333
                                    Attn:  Business Finance Division Manager
                                    Fax No. (310) 478-9788

            with copies (which      SCHULTE ROTH & ZABEL LLP
            copies shall not be a   900 Third Avenue
            prerequisite to the     New York, New York  10022
            giving of any notice    Attn:  Frederic L. Ragucci, Esq.
            hereunder) to:          Fax No. (212) 593-5955

            The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9-504 or 9-505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

      13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANY OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON

CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      14. DESTRUCTION OF BORROWER'S DOCUMENTS.

            All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

      15. GENERAL PROVISIONS.

            15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

            15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, except to the extent Foothill has given its consent pursuant to Section 7.9, Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder, provided that if no Default or Event of Default shall have occurred and be continuing, Foothill shall not assign its rights hereunder without the prior written consent of Borrower (which shall not be unreasonably withheld or delayed) unless such assignment is in connection with a sale of all or substantially all of the assets of Foothill (in which case no such consent shall be required). In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

            15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

            15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

            15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

            15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

            15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

            15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

            15.10 Brokers Fees. Borrower shall be solely responsible for any and all brokerage commissions, finders fees or similar compensation payable in connection with this Agreement and the transactions contemplated hereby, and Borrower agrees to indemnify and hold harmless Foothill and its officers, directors, employees, agents and representatives from any and all such commissions, fees and similar compensation.

            15.11 Article 2B Opt-Out. Borrower and Foothill hereby agree that, if Article 2B of the Code (governing licenses of information) shall be enacted in any relevant jurisdiction, this Agreement and the transactions evidenced hereby shall not be covered by the provisions of such Article 2B and shall instead be governed by Article 9 of the Code.

            15.12 Confidentiality. Foothill agrees to keep the information obtained by it pursuant hereto identified as confidential in writing at the time of delivery to Foothill confidential in accordance with Foothill's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to Foothill's directors, employees, representatives, attorneys, accountants, agents or Affiliates who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to Foothill on a non-confidential basis from any source or such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law, regulation, subpoena or judicial order or process or requested or required by regulators or auditors or any administrative body or commission to whose jurisdiction Foothill may be subject, (d) to transferees, assignees or participants or potential transferees, assignees or Participants of Foothill who agree to be bound by the provisions of this Section 15.12, (e) to the extent required in connection with any litigation between Borrower and Foothill with respect to this Agreement or any other Loan Document, (f) in connection with the exercise of any remedy hereunder or under the other Loan Documents, or (g) with Borrower's prior written consent.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                              COMPUTRON SOFTWARE, INC.
                              a Delaware corporation


                              By ___________________________

                              Title:________________________


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation


                              By ___________________________

                              Title:________________________